Exhibit 10.1
Consulting Agreement
     This Consulting Agreement (the “Agreement”) is entered into effective as of January 1, 2010 (the “Effective Date”), by and between HCCS Corporation dba HCC Service Company, a Delaware corporation (the “Company”), and Edward H. Ellis, Jr. (the “Consultant”). The Company and the Consultant are each a “party” and together are the “parties” to this Agreement.
Recitals
     WHEREAS, the Company desires to engage the Consultant to provide certain Services (as hereinafter defined) on the terms provided herein; and
     WHEREAS, the Consultant desires to provide such Services to the Company.
Agreement
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
Article I.
Services to be Provided.
     The Company hereby retains the Consultant to provide, and the Consultant hereby agrees to provide to the Company, for the Term (as defined below), or any extension thereof, certain services (the “Services”) as set forth on Exhibit A to this Agreement.
Article II.
Consultant Compensation.
     For and in consideration for the Consultant’s performance of the Services and subject to the terms and conditions of this Agreement, the Company shall pay the Consultant the compensation as set forth on Exhibit A (the “Compensation”).
Article III.
Reimbursable Expenses.
     Notwithstanding any provision herein, the Company shall remain directly and primarily responsible for all reasonable expenses incurred in connection with the Consultant’s discharging the Services in accordance with the Company’s expense reimbursement policies. The Consultant shall be entitled to reimbursement, in cash at the time incurred, for reasonable expenses incurred by or on behalf of the Consultant for the benefit of the Company and attributable to the business of the Company.

Article IV.
Effective Date, Term and Termination.
     This Agreement shall take effect on the 1st day of January, 2010, and shall continue in effect for one (1) year (the “Term”); provided, however, that (a) this Agreement may be terminated at any time by the Company or the Consultant upon sixty (60) days prior written notice and (b) this Agreement will be automatically and immediately terminated upon Consultant’s breach of the restrictive covenants described in Article X and Article XI.
Article V.
Independent Contractor Relationship.
     The Company retains the Consultant only for the purposes and to the extent set forth in this Agreement. The Consultant’s relationship to the Company during the term of this Agreement shall be that of an independent contractor. This Agreement shall not be construed to create any employment relationship, partnership, trust, joint venture or other cooperative agreement between the Parties. Except as otherwise agreed by the Company, the Consultant will have no authority or power to bind the Company with respect to third parties or to represent to third parties that the Consultant has authority or power to bind the Company. It is not the intention of the parties to this Agreement to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship between them. As an independent contractor, the Consultant is not eligible for any Company-provided benefits, including, without limitation, short term disability and long term disability, except as provided for in Exhibit A. Additionally, the Consultant understands and agrees that the Employment Agreement executed on March 1, 2007, between the Consultant and HCC Insurance Holdings, Inc. (the “Employment Agreement”), expired as of the Effective Date.
Article VI.
Tax Responsibility.
     It is understood and agreed by the parties that each party shall be responsible for the payment of its or his own taxes, licenses and fees (the “Taxes”) in connection with this Agreement. Neither party shall be responsible or liable for the other party’s Taxes in connection with this Agreement.
Article VII.
Confidential Information.
     Section 7.01 As used herein, “Confidential Information” means all technical and business information (including financial statements and related books and records, personnel records, customer lists, identities of customers and prospective customers, arrangements with customers and suppliers, databases, computer programs and software, computer software methods and documentation, graphic designs, hardware, analytical information, manuals, communications and reports, internal policies, procedures, identity or other information about insurance claims, contract terms, marketing data, premiums, costing data or other information, the Company’s or its Affiliates’ methods of operation, the procedures, forms and techniques used in servicing accounts, the Company’s long range plans and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success) of the Company whether patentable or not, which is of a confidential, trade secret and/or proprietary character and includes information which is either developed by the Consultant (alone or with others) or to which the Consultant has had access during his provision of the Services. Confidential Information shall include, but is not limited to, all of the Company’s information of a technical or business nature such as ideas, discoveries, inventions, improvements, trade secrets, know-how, manufacturing processes, specifications, writings and other works of authorship, computer programs, financial figures and reports, marketing plans, customer lists and data, and/or business plans or data which relate to the actual or anticipated business of the Company or its actual or anticipated areas of research and development or any actual or possible litigation or administrative or governmental matter to which the Company is or may be a party, or in which the Company may be engaged. Confidential Information shall also include but is not limited to confidential evaluations of, and the confidential use or non-use by the Company or the Consultant of technical or business information whether or not in the public domain. Confidential Information shall not include information which is: (1) publicly known or becomes publicly known through no unauthorized act of the Consultant; (2) lawfully received from a third party without restriction on use or disclosure where such third party had the legal right to disclose such information; (3) pre-approved in writing by the Company for disclosure; or (4) disclosed as required by law, governmental agency or rule, or court order, so long as the Consultant provides the Company with timely prior notice of such requirement and the ability to contest on a timely basis such requirement.
     Section 7.02 The Consultant acknowledges and agrees that all Confidential Information about Company that was previously provided in the course of employment with Company and Confidential Information that will be provided to him in the course of the Term of this Agreement are and will continue to be the exclusive property of Company. The Consultant shall, both during and after his Services are completed with the Company, protect and maintain the confidential, trade secret and/or proprietary character of all Confidential Information. The Consultant shall not, during or after termination of his Services, directly or indirectly, use (for itself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Consultant’s duties under this Agreement.
     Section 7.03 All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in the Consultant’s custody or possession that have been obtained or prepared in the course of Executive’s Services with the Company shall be the exclusive property of the Company and shall be delivered to the Company, without the Consultant’s retaining any copies, upon notification of the termination of the Consultant’s employment or at any other time requested by the Company.
     Section 7.04 Each of the Consultant’s obligations in this Article VII shall also apply to the confidential, trade secret and proprietary information learned or acquired by it during his Services with the Company from others with whom the Company or the Consultant has a business relationship.

     Section 7.05 The obligations set forth in this Article VII do not affect nor limit any other confidentiality obligations by the Consultant set forth in any other agreement, and such obligations are herein ratified and affirmed.
Article VIII.
Indemnification.
     Section 8.01 Except as provided in Section 8.02, the Company, including its transferees, successors and assigns, agrees to defend, indemnify and hold the Consultant harmless from and against any and all losses, liabilities, damages, demands, claims, litigation, defenses, suits, proceedings, obligations, actions, judgments, causes of action, assessments, penalties, payments, costs, reimbursements and expenses of any kind or nature whatsoever (“Indemnified Losses”), arising in connection with or out of the Services performed by the Consultant whether or not occasioned by the negligence, carelessness or want of skill of the Consultant.
     Section 8.02 By entering into this Agreement and receiving the Services provided by Consultant under this Agreement, but subject to the other terms of this Agreement, neither the Company nor its Affiliates shall be liable for any Damages (hereinafter defined) caused by the intentional dishonesty, willful misconduct or gross negligence of Consultant or Consultant’s breach of this Agreement. Consultant shall indemnify and hold harmless the Company and its Affiliates from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel), liabilities, judgments, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Company or any of its Affiliates arising as a result of, in connection with or relating to the intentional dishonesty, willful misconduct or gross negligence of Consultant in the performance of this Agreement or Consultant’s breach of this Agreement.
Article IX.
Ideas, Inventions or Discoveries.
     Section 9.01 The Consultant shall promptly disclose to the Company all ideas, inventions or discoveries, whether or not patentable, of which he may conceive or make, alone or with others, during the term of his Services with the Company, and which directly or indirectly are based on his knowledge of the information or the actual or anticipated business or interests of the Company. The Consultant hereby assigns to the Company, or the Company’s nominee, without further compensation, all of the Consultant’s right, title and interest in all such ideas, inventions or discoveries, and any improvements or modifications therein, in all countries of the world.
     Section 9.02 Without further compensation but at the Company’s expense, the Consultant shall give all testimony and execute all patent applications, rights or priority, assignments and other documents and in general do all lawful things requested of the Consultant by the Company to enable the Company to obtain, maintain, and enforce protection of such ideas, inventions and discoveries, and any improvements or modifications therein, for or in the name of the Company, or the Company’s nominee, in all countries of the world. However, should the Consultant render any of these Services following termination of his Services, the

Consultant shall be compensated at a rate per hour equal to the basic fee the Consultant received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the Services.
Article X.
Non-competition.
     The Company agrees to provide the Consultant with Confidential Information, which the Consultant has not had access to or knowledge of before the execution of this Agreement. The Consultant agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Consultant in this Agreement: The Consultant agrees that during the Term and for a period of two (2) years following any termination or expiration of the Term (the “Non-Compete Period”), neither the Consultant nor any Affiliate (as hereinafter defined) of the Consultant shall, unless acting on behalf of the Company, directly or indirectly, as owner, partner, joint venturer, member, manager, employee, consultant, stockholder, broker, agent, principal, trustee, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, contribute knowledge to, or have any connection with any business engaged in (a) activities in competition with the Company in any geographic area or market in which the Company or any of its Affiliates is operating, or (b) activities in any geographical area or market in which the Company or any of its Affiliates is actively pursuing or formulating a plan to pursue operations during the Consulting Term (collectively, a “Competitive Market”); provided, however, that the Consultant may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent (2%) of any class of stock or securities of such corporation. The restrictive covenant contained in this Article X is a covenant independent of any other provision of this Agreement, and the existence of any claim which the Consultant may allege against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. For purposes of determining the termination of the Non-Compete Period, the length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the Company seeks to enforce this covenant. In the event that this covenant not to compete shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. As used in this Agreement, “Affiliate” of any person means any person, directly or indirectly, controlling, controlled by or under common control with such person, and includes any person who is an officer, director or employee of such person, any person who would be deemed to be an “affiliate” or an “associate” of such person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, and, in the case of the Consultant, any of his family members. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). Following the expiration of the Non-Compete Period, Consultant shall continue to be obligated under Article VII not to use or disclose Confidential Information of the Company so long as it shall not be publicly available.
Article XI.
Non-solicitation.
     The Company agrees to provide the Consultant with Confidential Information, which the Consultant has not had access to or knowledge of before the execution of this Agreement. The Consultant agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Consultant in this Agreement: The Consultant agrees that during the Term and for a period of two (2) years following any termination or expiration of the Term, neither the Consultant nor any Affiliate (as hereinafter defined) of the Consultant shall, unless acting on behalf of the Company, (a) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or its Affiliates, any individual who is, or has agreed to be, within one (1) year of such solicitation, employment, retention, interference or enticement, employed or retained by the Company or its Affiliates in any capacity whatsoever; or (b) interfere with, disrupt or attempt to disrupt any relationship or prospective relationship, contractual or otherwise, existing prior to or at the time of the termination of the Consulting Period, between the Company or any of its Affiliates and any customers, clients or other persons with whom the Company or its Affiliates deal.
Article XII.
Amendments.
     This Agreement may be amended or modified only by written agreement of the parties.
Article XIII.
No Assignment or Waiver.
     This Agreement is personal in nature and may not be assigned, sold, pledged as security or otherwise transferred, nor may any provision hereof be waived by either party without the prior written consent of the other party.
Article XIV.
Delegation of Duties.
     The Consultant may not delegate or assign any of his duties or obligations hereunder.
Article XV.
Governing Law; Jurisdiction.
     This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Texas. The parties hereto irrevocably consent to, and waive any objection to the exercise of, personal jurisdiction by the state and federal courts located in the State of Texas with respect to any action or proceeding arising out of this Agreement and agree that all disputes arising out of this Agreement shall be adjudicated in such courts.

Article XVI.
Attorneys’ Fees.
     In the event that any party finds it necessary to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys’ fees as well as court costs.
Article XVII.
Notices.
     All notices given hereunder shall be considered as properly given when delivered by hand or sent by first class mail to the parties at addresses set forth on the signature page. Each party shall have the right to change its address for notice by giving of fifteen (15) days prior written notice thereof to the other party hereto.
Article XVIII.
Captions.
     The captions of the sections herein are for convenience of reference only and shall be accorded no substantive significance in the construction hereof.
Article XIX.
Binding Effect.
     This Agreement shall be binding upon and inure the benefit of the Consultant, the Company and their respective successors and assigns. This Agreement or a similar agreement providing in substance for the same Consultant compensation and reimbursement rights to the Consultant and his Affiliates shall remain in effect upon any reconstitution and continuation of the Company after a dissolution, merger or liquidation of the Company.
Article XX.
Remedies, Modification and Severability.
     The Consultant acknowledges that the restrictions contained in this Agreement Article X and Article XI, in view of the nature of Company’s business, are reasonable and necessary to protect Company’s legitimate business interests. Therefore, the Consultant and the Company agree that the Consultant’s breach of this Agreement will result in irreparable harm to the Company, that no adequate remedy at law is available, and that the Company shall be entitled to injunctive relief; however, nothing herein shall prevent the Company from pursuing any other remedies at law or at equity available to the Company. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable, the court shall be empowered to modify or reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and the Consultant and to award injunctive relief, or damages, or both, to which the Company may be entitled. If any provision of this Agreement is declared by a court of last resort to be invalid, the Company and the Consultant agree that such declaration shall not affect the validity of the other provisions of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the construction which renders it valid.
Article XXI.
No Third Party Beneficiary.
     Any agreement to pay an amount or any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned parties and their permitted successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any other party, whomsoever, it being the intention of the undersigned that no one shall be deemed to be a third party beneficiary of this Agreement.
Article XXII.
Entire Agreement.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect. Consultant acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by Company or any of its Affiliates, except as expressly contained in this Agreement. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.
Article XXIII.
Survival.
     The covenants contained in Article VII, Article VIII, Article IX, Article X, Article XI, and Article XX shall survive the conclusion of the Consultant’s term of service to the Company. Further, all provisions which may reasonably be interpreted or construed to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.
Article XXIV.
Counterparts.
     This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.
[signature page follows]

     EXECUTED effective as of the 1st day of January, 2010.

COMPANY: HCCS Corporation dba HCC Service Company
By:	/s/ John N. Molbeck, Jr.
	Name:	John N. Molbeck, Jr.
	Title:	President & Chief Executive Officer
	Address:	13403 Northwest Freeway Houston, Texas 77040
	Date:	November 19, 2009

CONSULTANT:
/s/ Edward H. Ellis, Jr.
Edward H. Ellis, Jr.
Address:
Date:	11/18/09

Consulting Agreement
Signature Page

S-1

EXHIBIT A
Services
     Consulting services (“Services”) as requested by the Company from time to time.
     Reporting to the Executive Vice President and Chief Financial Officer of the Company.
     Consultant shall provide up to 1100 hours of Services per year during the Consulting Period, as required by the Company. In general, Consultant shall be available three (3) days per week during the Company’s normal business hours.
     Subject to the other provisions of this Agreement, Consultant shall provide the Services under this Agreement with the same degree of care, skill and prudence that would be customarily exercised for what he reasonably believes to be in the best interest of the Company.
Compensation
     $200,000 per annum, payable in equal, semi-monthly installments.
     Consultant shall be eligible for consideration for a discretionary bonus at the sole discretion of the Company. Any discretionary bonus payment, if any, shall be payable on or before March 15 of the year following the year for which such bonus is to be paid.
Exhibit A to
Consulting Agreement